Exhibit 4.1

EXECUTION VERSION

FOURTH AMENDMENT AND WAIVER
TO
CREDIT AGREEMENT

This FOURTH AMENDMENT AND WAIVER, dated as of March 31, 2009 (this “Fourth Amendment”), is entered into among THE HERTZ CORPORATION, a Delaware corporation (together with its successors and assigns, the “Parent Borrower”), DEUTSCHE BANK AG, NEW YORK BRANCH (“DBNY”), as administrative agent (the “Administrative Agent”), and the other parties signatory hereto.

W I T N E S S E T H :

WHEREAS, the Parent Borrower has entered into that certain Credit Agreement, dated as of December 21, 2005 (as it may be amended, amended and restated, supplemented or otherwise modified (including as amended by that certain Amendment to Credit Agreement, dated as of June 30, 2006, that certain Second Amendment to Credit Agreement, dated as of February 9, 2007 and that certain Third Amendment to Credit Agreement, dated as of May 23, 2007), the “Credit Agreement”) among the Parent Borrower, the Lenders from time to time party thereto, DBNY, as Administrative Agent and Collateral Agent, Lehman Commercial Paper Inc., as syndication agent, and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as documentation agent;

WHEREAS, pursuant to the Credit Agreement, the Lenders have extended credit to the Parent Borrower on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Parent Borrower has requested certain amendments, consents and waivers to the Credit Agreement in connection with the prepayment of the Loans pursuant to the Discounted Voluntary Prepayment Transaction (as defined below); and

WHEREAS, the Parent Borrower and the Lenders have agreed to amend certain provisions of the Credit Agreement on the terms and conditions contained herein.

NOW, THEREFORE, it is agreed as follows:

ARTICLE 1

Definitions

Section 1.1                                      Defined Terms.  Terms defined in the Credit Agreement and used herein shall have the meanings assigned to such terms in the Credit Agreement, unless otherwise defined herein or the context otherwise requires.

ARTICLE 2

Amendments

As of the Fourth Amendment Effective Date (as defined in Article 3 hereof), the Credit Agreement is hereby amended as set forth in this Article Two.

Section 2.1                                      Amendments to Section 1 of the Credit Agreement.   (a)  Subsection 1.1 of the Credit Agreement (Definitions) is hereby amended by inserting in such subsection the following definitions in the appropriate alphabetical order:

“Acceptable Discount”:  as defined in subsection 4.4(i)(ii).

“Accepting Lenders”:  as defined in subsection 4.4(i)(ii).

“Applicable Discount”:  as defined in subsection 4.4(i)(ii).

“Discount”:  as defined in subsection 4.4(i)(i).

“Discounted Voluntary Prepayment”:  as defined in subsection 4.4(i)(i).

“Discounted Voluntary Prepayment Period”:  as defined in subsection 4.4(i)(i).

“Discounted Voluntary Prepayment Transaction”:  as defined in subsection 4.4(i)(i).

“Expiration Date”: as defined in subsection 4.4(i)(v).

“Fourth Amendment Effective Date”:  March 31, 2009.

“Fourth Amendment”: means that certain Fourth Amendment and Waiver to Credit Agreement, dated as of March 31, 2009, by and between Parent Borrower, the Administrative Agent and the Lenders.

“Maximum Prepayment Amount”:  as defined in subsection 4.4(i)(i).

“Prepayment Amount”:  as defined in subsection 4.4(i)(i).

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“Prepayment Notice”:  as defined in subsection 4.4(i)(i).

“Prepayment Offer”:  as defined in subsection 4.4(i)(ii).

“Qualifying Tender Term Loans”:  as defined in subsection 4.4(i)(ii).

(b)                                 The definition of “EBITDA” in subsection 1.1 of the Credit Agreement is hereby amended by inserting the words “and any non-cash items of income attributable to cancellation of indebtedness resulting from the repayment of Term Loans by the Parent Borrower pursuant to subsection 4.4(i)” after the words “of common stock of CCMGC or any Parent Entity,” in clause (G) of such definition.

(c)                                  The definition of “Excess Cash Flow” in subsection 1.1 of the Credit Agreement is hereby amended by deleting the words “minus (b) any principal payments (other than principal payments during such period pursuant to subsection 4.4(b) or (c) unless and to the extent that the event giving rise to such mandatory prepayment causes an increase in EBITDA) of the Term Loans made during such period,” and replacing them with the words “minus (b) any principal payments (other than principal payments during such period pursuant to subsection 4.4(b) unless and to the extent that the event giving rise to such mandatory prepayment causes an increase in EBITDA) of the Term Loans made during such period (which, for the avoidance of doubt, in the case of any principal payment comprising a Discounted Voluntary Prepayment shall equal the Prepayment Amount or such portion thereof that is actually paid by the Parent Borrower in connection with such Discounted Voluntary Prepayment)”.

(d)                                 The definition of “Excess Cash Flow” in subsection 1.1 of the Credit Agreement is hereby further amended by inserting “(less Consolidated Vehicle Interest Expense)” after the words “minus (d) Consolidated Interest Expense”.

Section 2.2.                                   Amendments to Section 4 of the Credit Agreement.  (a) Subsection 4.4(a) of the Credit Agreement is hereby amended by inserting “4.4(a)” in clause (1) of the last full sentence of said subsection, immediately after the words “the Term Loans pursuant to this subsection.”

(b)                                 Subsection 4.4 of the Credit Agreement is hereby further amended by inserting the following new subsection 4.4(i) after subsection 4.4(h):

(i)                                     (i) Notwithstanding anything to the contrary contained in this subsection 4.4 or any other provision of any Loan Document, the Parent Borrower may make voluntary prepayments of the Loans (each such prepayment made pursuant to this subsection 4.4(i), a “Discounted Voluntary Prepayment”) during the period commencing on the Fourth Amendment Effective Date and ending on the date that is one year following the Fourth Amendment Effective Date (the “Discounted Voluntary Prepayment Period”) pursuant to the procedures and limitations described in this subsection 4.4(i) (the transactions described in this subsection 4.4(i), collectively, the “Discounted Voluntary

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Prepayment Transaction”).  In connection with any Discounted Voluntary Prepayment of Loans, the Parent Borrower will notify the Administrative Agent in writing (the “Prepayment Notice”) (and the Administrative Agent will promptly deliver such Prepayment Notice to all of the Lenders of Loans) that the Parent Borrower desires to prepay Loans with proceeds in an aggregate amount specified by the Parent Borrower (which amount shall be not less than the amount necessary to prepay $10,000,000 of par principal amount of Loans in the aggregate (or such lesser par principal amount as can be prepaid with the then unused amount of the Maximum Prepayment Amount (as defined below)), determined using the lowest Discount (as defined below) in the range specified by the Parent Borrower) (each, a “Prepayment Amount”) at a discount (which is expected to be within a range to be specified by the Parent Borrower with respect to each Discounted Voluntary Prepayment; the “Discount”) equal to a percentage of par of the principal amount of such Loans being prepaid; provided that (1) the aggregate par principal amount of Loans prepaid pursuant to all Discounted Voluntary Prepayments during the Discounted Voluntary Prepayment Period shall not exceed $500,000,000 in the aggregate (the “Maximum Prepayment Amount”) (for such purpose, excluding any voluntary prepayments of any Loans made in accordance with any other provision of this Agreement), (2) the Parent Borrower may issue no more than four Prepayment Notices that result in a Discounted Voluntary Prepayment (and make no more than four Discounted Voluntary Prepayments) during the Discounted Voluntary Prepayment Period and (3) the Parent Borrower may not make any Discounted Voluntary Prepayments unless (X) (I) immediately after giving effect to any such Discounted Voluntary Prepayment, the Payment Conditions under the ABL Facility Documents shall be satisfied, or (II) at the time of the making thereof, such Discounted Voluntary Prepayment is otherwise permitted under the ABL Facility Documents, (Y) immediately after giving effect to the respective Discounted Voluntary Prepayment, the sum of (A) the aggregate amount of cash and Cash Equivalents that are not classified as “restricted” for financial statement purposes of the Parent Borrower and its Subsidiaries plus (B) the Available Loan Commitments (as defined in the ABL Facility Documents), shall equal or exceed $1,000,000,000, and (Z) the Parent Borrower shall have delivered an officer’s certificate to the Administrative Agent on the date of such Discounted Voluntary Prepayment demonstrating compliance with the preceding subclauses (X) and (Y).

(ii)                                  In connection with a Discounted Voluntary Prepayment, the Parent Borrower will allow each Lender of Loans to specify (a “Prepayment Offer”) a discount to par (the “Acceptable Discount”) for a principal amount (subject to rounding requirements specified by the Administrative Agent) of such Term Loans at which such Lender is willing to permit such Discounted Voluntary Prepayment (and which shall be within any range specified by the Parent Borrower with respect to such Discounted Voluntary Prepayment).  The Parent Borrower will accept Prepayment Offers in the order of lowest to highest prepayment price specified by the respective Lenders in the Prepayment Offers so as to enable the Parent Borrower to complete the Discounted Voluntary Prepayment for the Prepayment Amount.  Based on the Acceptable Discounts and principal amounts of such Loans specified by the Lenders that have submitted (and not revoked, prior to the Expiration Date) a Prepayment Offer (the “Accepting Lenders”), the applicable discount (the “Applicable Discount”) for any Discounted Voluntary

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Prepayment will be the higher of (1) the highest Acceptable Discount (i.e., the lowest prepayment price) at which the Parent Borrower can complete such Discounted Voluntary Prepayment for the full Prepayment Amount and which is within the range for the Discount specified by the Parent Borrower and (2) in the event that the aggregate amount of prepayments to all Accepting Lenders in connection with such Discounted Voluntary Prepayment would be insufficient to allow the Parent Borrower to make a prepayment with the entire Prepayment Amount, the lowest Acceptable Discount offered by the Accepting Lenders and within the range for the Discount specified by the Parent Borrower.  The Parent Borrower shall prepay the Loans (or the respective portions thereof) offered by Accepting Lenders at Acceptable Discounts specified by each such Accepting Lender that are equal to or greater than the Applicable Discount (“Qualifying Tender Term Loans”) at the Applicable Discount; provided that (x) if the aggregate proceeds that would be required to prepay all Qualifying Tender Term Loans (disregarding any interest payable under subsection 4.4(i)(iii) hereof) would exceed the Prepayment Amount for such Discounted Voluntary Prepayment, the Parent Borrower shall prepay such Qualifying Tender Term Loans at the Applicable Discount ratably based on the respective principal amounts of such Qualifying Tender Term Loans (subject to rounding requirements specified by the Administrative Agent) and (y) if the application of the Prepayment Amount for such Discounted Voluntary Prepayment to prepay all Qualifying Tender Term Loans at the Applicable Discount would cause the Maximum Prepayment Amount to be exceeded, the Parent Borrower shall prepay such Qualifying Tender Term Loans at the Applicable Discount in an aggregate principal amount equal to the maximum portion of the Prepayment Amount that may be so applied without the Maximum Prepayment Amount being exceeded, ratably based on the respective principal amounts of such Qualifying Tender Term Loans (subject to rounding requirements specified by the Administrative Agent).

(iii)                               All Loans prepaid by the Parent Borrower pursuant to this subsection 4.4(i) shall be accompanied by payment of accrued and unpaid interest on the par principal amount so prepaid to, but not including, the date of prepayment.

(iv)                              The par principal amount of Loans prepaid pursuant to this subsection 4.4(i) shall be applied to reduce the remaining scheduled repayments of the Loans in reverse order of maturity.

(v)                                 Except as otherwise provided in this subsection 4.4(i), each Discounted Voluntary Prepayment shall be consummated pursuant to procedures (as to timing, settlement, acceptances of Prepayment Offers and rounding and minimum amounts and other notices by the Parent Borrower and the Lenders) established by the Administrative Agent and the Parent Borrower in accordance with the procedures set forth in Exhibit B of the Fourth Amendment; it being understood and agreed that (v) the Parent Borrower shall have the right, by written notice to the Administrative Agent, to revoke in full (but not in part) its offer for a Discounted Voluntary Prepayment and rescind its Prepayment Notice therefor (I) at its discretion at any time prior to the Parent Borrower’s delivery of a final notice of acceptance of the related Prepayment Offers, and (II) at any time after the delivery of a final notice of acceptance of the related Prepayment Offers and on or before

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the settlement date for the payment of such Prepayment Offers, if the consummation of such Discounted Voluntary Prepayment on such settlement date would result in the Parent Borrower failing to comply with Section 4.4(i)(i)(3) hereof (and if such offer is revoked pursuant to the preceding clauses (I) or (II), any failure by the Parent Borrower to make any prepayment to a Lender pursuant to this subsection 4.4(i) shall not constitute a Default or Event of Default under Section 9(a) or otherwise), (w) the Prepayment Notice shall specify that each Prepayment Offer must be submitted by a date and time to be specified in the Prepayment Notice, which date (the “Expiration Date”) shall be no earlier than the fifth Business Day following the date of the Prepayment Notice, (x) upon submission by a Lender of a Prepayment Offer, such Lender will be obligated to accept prepayment of the entirety or its pro rata portion (as applicable pursuant to the proviso to subsection 4.4(i)(ii) above) of the principal amount specified therein at a Discount equal to or less than the Acceptable Discount specified by such Lender (unless such Lender revokes its offer and rescinds its Prepayment Offer prior to the Expiration Date), and (y) the settlement date for payment of accepted Prepayment Offers shall not be later than 30 days after the Parent Borrower’s delivery of a final notice of acceptance therefor.   The Lenders hereby further agree that, following a Discounted Voluntary Prepayment of Loans and notwithstanding anything to the contrary contained in this Agreement, (i) interest in respect of the Loans may be made on a non-pro rata basis among the Lenders holding such Loans to reflect the payment of accrued interest to certain Lenders as provided in subsection 4.4(i)(iii) above and (ii) all subsequent prepayments and repayments of the Loans (other than a Discounted Voluntary Prepayment) shall be made on a pro rata basis among the respective Lenders based upon the then outstanding principal amounts of the Loans then held by the respective Lenders after giving effect to any Discounted Voluntary Prepayment as if made at par.

(vi)                              Except as otherwise expressly provided herein, each Discounted Voluntary Prepayment of Loans shall constitute a voluntary prepayment of such Loans for all purposes under the Credit Agreement; it being understood and agreed that such prepayments shall not be subject to subsection 4.4(a), or, for the avoidance of doubt, subsection 11.7(a) or the pro rata allocation requirements of subsection 4.8(a).

(vii)                           The Lenders hereby (i) consent to the transactions described in this subsection 4.4(i) notwithstanding anything to the contrary in this Agreement or any other Loan Document and (ii) waive the requirements of any provision of this Agreement or any other Loan Document that might otherwise prohibit the Discounted Voluntary Prepayment Transaction or result in a breach of this Agreement or any other Loan Document or a Default or an Event of Default as a result of the Discounted Voluntary Prepayment Transaction, including without limitation, subsections 4.4(a), 4.8(a), and
11.7(a).

(viii)                        This subsection 4.4(i) shall not (i) require the Parent Borrower to undertake any Discounted Voluntary Prepayment during the Discounted Voluntary Prepayment Period or (ii) limit or restrict the Parent Borrower from making voluntary prepayments of the Loans in accordance with the other provisions of this Agreement.

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(c)                                  Subsection 4.8(a) of the Credit Agreement is hereby amended by (x) inserting “(other than any Discounted Voluntary Prepayments which shall be allocated as set forth in subsection 4.4(i))” in the second sentence of said subsection immediately after the words “on account of principal of and interest on any Term Loans” and (y) inserting “holding the relevant Loans” in the third sentence of such subsection immediately after the words “for account of the Lenders”.

Section 2.3                                      Amendments to Section 11 of the Credit Agreement.  Subsection 11.7(a) of the Credit Agreement is hereby amended by inserting “; provided, further, that the provisions set forth in this Section 11.7(a) shall not apply to any payments received by any Lender in connection with any Discounted Voluntary Prepayments paid in accordance with subsection 4.4(i)” immediately after the words “but without interest” at the end of such subsection.

ARTICLE 3

Miscellaneous

Section 3.1                                      Conditions to Effectiveness.  This Fourth Amendment shall become effective as of the date (the “Fourth Amendment Effective Date”)on which:

(a)                                  Amendment.  The Administrative Agent shall have received this Fourth Amendment, executed and delivered by a duly authorized officer of the Parent Borrower and the requisite Lenders set forth in Section 11.1 of the Credit Agreement;

(b)                                 Acknowledgment and Confirmation.  The Administrative Agent shall have received the Acknowledgment and Confirmation, substantially in the form of Exhibit A hereto (the “Consent”), executed and delivered by an authorized officer of each Guarantor; and

(c)                                  Fees and Expenses.  Parent  Borrower shall have paid or caused to be paid to the Administrative Agent all fees payable to the Administrative Agent or the Lenders then due (or due upon the effectiveness of the Fourth Amendment) in connection with the transactions contemplated by this Fourth Amendment.

The Administrative Agent shall give prompt notice in writing to the Parent Borrower of the occurrence of the Fourth Amendment Effective Date.

Section 3.2                                      Representations and Warranties.   On the Fourth Amendment Effective Date (both before and after giving effect to the Fourth Amendment), each of the representations and warranties made by any Loan Party pursuant to this Amendment or any other Loan Document (or in any amendment, modification or supplement thereto) to which it is a party, and each of the representations and warranties contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Amendment or any other Loan Document shall, except to the extent that they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of such date. As of the date hereof, the Parent Borrower has the corporate power and authority, and the legal right, to enter into and perform

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this Fourth Amendment.  The execution, delivery and performance of this Fourth Amendment has been duly authorized by all necessary corporate action on the part of the Parent Borrower.  The execution and delivery by the Parent Borrower of this Fourth Amendment, and performance by the Parent Borrower of the Credit Agreement as amended hereby, will not (a) violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect, or (b) result in, or require, the creation or imposition of any Lien (other than any Lien permitted by subsection 8.3 of the Credit Agreement) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.  This Fourth Amendment constitutes a legal, valid and binding obligation of the Parent Borrower, enforceable against the Parent Borrower in accordance with its terms, except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).  The Consent, when executed and delivered by each Guarantor, will constitute a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).  On the Fourth Amendment Effective Date (both before and after giving effect to the Fourth Amendment), no Default or Event of Default has occurred and is continuing.

Section 3.3                                      Severability.  Any provision of this Fourth Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 3.4                                      Continuing Effect; No Other Waivers or Amendments.  This Fourth Amendment shall not constitute an amendment to or waiver of any provision of the Credit Agreement and the other Credit Documents except as expressly stated herein and shall not be construed as a consent to any action on the part of the Parent Borrower, or any other Subsidiary of the Parent Borrower that would require an amendment, waiver or consent of the Administrative Agent or the Lenders except as expressly stated herein.  Except as expressly amended or waived hereby, the provisions of the Credit Agreement and the other Credit Documents are and shall remain in full force and effect in accordance with their terms. On and after the Fourth Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference in the Notes to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby, and this Fourth Amendment and the Credit Agreement shall be read together and construed as a single instrument.

Section 3.5                                      Counterparts.  This Fourth Amendment may be executed in any number of separate counterparts by the parties hereto (including by telecopy or via electronic mail), each of which counterparts when so executed shall be an original, but all the counterparts shall together constitute one and the same instrument.

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Section 3.6                                      Payment of Fees and Expenses.  The Parent Borrower agrees to pay or reimburse the Administrative Agent for (1) all of its reasonable out-of-pocket costs and expenses incurred in connection with this Fourth Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, and (2) the reasonable fees, charges and disbursements of Latham & Watkins LLP, as counsel to the Administrative Agent, and White & Case LLP, as special counsel to the Administrative Agent (in the case of White & Case LLP only, up to a maximum amount of $20,000).

Section 3.7                                      GOVERNING LAW.  THIS FOURTH AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS FOURTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.8                                      Amendment Work Fee.  The Parent Borrower hereby covenants and agrees that, so long as the Fourth Amendment Effective Date occurs, it shall pay to each Lender which executes and delivers to the Administrative Agent (or its designee) a counterpart hereof by 5:00 P.M. (New York time) on Monday, March 30, 2009, a non-refundable cash fee (the “Amendment Work Fee”) in Dollars in an amount equal to 10 basis points (i.e., 0.10%) of the aggregate principal amount of all Term Loans and Credit Linked Deposits of such Lender outstanding on the Fourth Amendment Effective Date (immediately before giving effect to this Fourth Amendment). The Amendment Work Fee shall not be subject to counterclaim or set-off, or be otherwise affected by, any claim or dispute relating to any other matter.  The Amendment Work Fee shall be paid by the Parent Borrower to the Administrative Agent for the account of and distribution to the relevant Lenders not later than the third Business Day following the Fourth Amendment Effective Date.

* * *

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IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment and Waiver to Credit Agreement to be executed and delivered by their respective duly authorized officers as of the date first above written.

THE HERTZ CORPORATION

By:	/s/ R. Scott Massengill
Name: R. Scott Massengill
Title: Treasurer

[Hertz – Term Loan –Fourth Amendment]

DEUTSCHE BANK AG, NEW YORK BRANCH
as Administrative Agent,

By:	/s/ Marguerite Sutton
Name: Marguerite Sutton
Title: Director

By:	/s/ Susan LeFevre
Name: Susan LeFevre
Title: Managing Director

[Hertz – Term Loan –Fourth Amendment]

LENDERS:
By signing below, you have indicated your consent to the Fourth Amendment and Waiver to Credit Agreement

Name of Institution:

By:
Name:
Title:

[This Amendment was executed by authorized signatories of 428 Lenders]

[Hertz – Term Loan –Fourth Amendment]

EXHIBIT A
TO FOURTH AMENDMENT AND WAIVER

ACKNOWLEDGMENT AND CONFIRMATION

1.                                       Reference is made to the Fourth Amendment and Waiver to Credit Agreement, dated as of March 31, 2009 (the “Fourth Amendment”), by and between Parent Borrower, the Administrative Agent and the Lenders from time to time party thereto.

2.                                       Certain provisions of the Credit Agreement are being waived pursuant to the Fourth Amendment.  Each of the undersigned is a Guarantor of the Borrower Obligations of the Parent Borrower pursuant to the Guarantee and Collateral Agreement (as defined in the Credit Agreement) and hereby

(a)                                  consents to the foregoing Fourth Amendment,

(b)                                 acknowledges that, notwithstanding the execution and delivery of the foregoing Fourth Amendment, the Guarantor Obligations of such Guarantor are not impaired or affected and all guaranties made by such Guarantor pursuant to the Guarantee and Collateral Agreement and all Liens granted by such Guarantor as security for the Guarantor Obligations of such Guarantor pursuant to the Guarantee and Collateral Agreement continue in full force and effect; and

(c)                                  confirms and ratifies its obligations under each of the Loan Documents executed by it.  Capitalized terms used herein without definition shall have the meanings given to such terms in the Amendment to which this Consent is attached or in the Credit Agreement referred to therein or in the Guarantee and Collateral Agreement, as applicable.

3.                                       THIS ACKNOWLEDGMENT AND CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

4.                                       This Acknowledgment and Confirmation may be executed by one or more of the parties hereto on any number of separate counterparts (including by telecopy or electronic mail), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[rest of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Acknowledgment and Confirmation to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

HERTZ INVESTORS, INC.

By:	/s/ R. Scott Massengill
Name:
Title:

HERTZ EQUIPMENT RENTAL CORPORATION

By:	/s/ R. Scott Massengill
Name:
Title:

BRAE HOLDING CORP.

By:	/s/ R. Scott Massengill
Name:
Title:

[Hertz – Term Loan –Fourth Amendment - Acknowledgement]

HERTZ CLAIM MANAGEMENT CORPORATION

By:	/s/ R. Scott Massengill
Name:
Title:

HCM MARKETING CORPORATION

By:	/s/ R. Scott Massengill
Name:
Title:

HERTZ LOCAL EDITION CORP.

By:	/s/ R. Scott Massengill
Name:
Title:

HERTZ LOCAL EDITION TRANSPORTING, INC.

By:	/s/ R. Scott Massengill
Name:
Title:

HERTZ GLOBAL SERVICES CORPORATION

By:	/s/ R. Scott Massengill
Name:
Title:

[Hertz – Term Loan –Fourth Amendment - Acknowledgement]

HERTZ SYSTEM, INC.

By:	/s/ R. Scott Massengill
Name:
Title:

HERTZ TECHNOLOGIES, INC.

By:	/s/ R. Scott Massengill
Name:
Title:

HERTZ TRANSPORTING, INC.

By:	/s/ R. Scott Massengill
Name:
Title:

SMARTZ VEHICLE RENTAL CORPORATION

By:	/s/ R. Scott Massengill
Name:
Title:

[Hertz – Term Loan –Fourth Amendment - Acknowledgement]

EXECUTION VERISION

EXHIBIT B

TO FOURTH AMENDMENT AND WAIVER

DEUTSCHE BANK AG, NEW YORK BRANCH

60 Wall Street

New York, NY 10005

[•]

TO:

Lenders under that certain Credit Agreement, dated as of December 21, 2005 (as it may be amended, amended and restated, supplemented or otherwise modified (including as amended by that certain Amendment to Credit Agreement, dated as of June 30, 2006, that certain Second Amendment to Credit Agreement, dated as of February 9, 2007, that certain Third Amendment to Credit Agreement, dated as of May 23, 2007 and that certain Fourth Amendment to Credit Agreement, dated as of March [ ], 2009), the “Credit Agreement”) among the Parent Borrower, the Lenders from time to time party thereto, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent, Lehman Commercial Paper Inc., as syndication agent, and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as documentation agent

FROM:	DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent

RE:	Procedures for Discounted Voluntary Prepayment Transaction

1.                                       The Parent Borrower has submitted to Deutsche Bank AG, New York Branch, in its capacity as Administrative Agent, a Prepayment Notice for the following Discounted Voluntary Prepayment Transaction:

•                  Prepayment Amount:  $[                    ]

•                  Discount:   not less than [    ]% nor greater than [      ]% of par of the principal amount of Loans (the “Discount Range”) (i.e. for a range of prepayment prices of not less than $[     ] nor greater than $[     ] per $1000 principal amount of Loans)

Capitalized terms used herein without definition shall have the meanings given to such terms in the Credit Agreement.

2.                                       Each Lender of Loans is hereby invited to specify a discount to par (the “Acceptable Discount”) within the Discount Range for a principal amount of Loans (which principal amount shall be equal to $[•] or a whole multiple of $[•] in excess thereof (or such lesser amount as equals the principal amount of Loans of such Lender)) at which such Lender is willing to receive a Discounted Voluntary Prepayment by submitting an offer (a “Prepayment Offer”) in the form of Exhibit A hereto.  A Lender may offer different portions of the principal amount of its Loans at different Acceptable Discounts; however, a Lender may not offer an aggregate principal amount of Loans in excess of the aggregate principal amount of Loans of such Lender.

Each Prepayment Offer shall be sent via fax or email to the attention of [•] at the Administrative Agent no later than [•] p.m., New York time, on [•], unless extended by the Parent Borrower by up to [•] Business Days (such time and date as to the Discounted Voluntary Prepayment, as it may be extended, the “Expiration Date”).  A Prepayment Offer received by the Administrative Agent may be withdrawn only by written notice received by the Administrative Agent (sent as set forth in the preceding sentence) at any time up until the Expiration Date.  Prepayment Offers received after, or validly withdrawn prior to, the Expiration Date will not be taken into account in determining the Applicable Discount, and the respective Loans will not be eligible to participate in the Discounted Voluntary Prepayment.

3.                                       Based on all Prepayment Offers received by the Administrative Agent by the Expiration Date, the Administrative Agent, after consultation with the Borrower, will determine the Applicable Discount for the Discounted Voluntary Prepayment under the following “Modified Dutch Auction” procedure:

The Parent Borrower will accept Prepayment Offers in the order of lowest to highest prepayment price specified by the respective Lenders in the Prepayment Offers so as to enable the Parent Borrower to complete the Discounted Voluntary Prepayment for the Prepayment Amount.  Based on the Acceptable Discounts and principal amounts of such Loans specified by the Lenders that have submitted (and not revoked, prior to the Expiration Date) a Prepayment Offer (the “Accepting Lenders”), the applicable discount (the “Applicable Discount”) for any Discounted Voluntary Prepayment will be the higher of (1) the highest Acceptable Discount (i.e., the lowest prepayment price) at which the Parent Borrower can complete such Discounted Voluntary Prepayment for the full Prepayment Amount and which is within the Discount Range and (2) in the event that the aggregate amount of prepayments to all Accepting Lenders in connection with such Discounted Voluntary Prepayment would be insufficient to allow the Parent Borrower to make a prepayment with the entire Prepayment Amount, the lowest Acceptable Discount offered by Accepting Lenders and within the Discount Range.  The Parent Borrower shall prepay the Loans (or the respective portions thereof) offered by Accepting Lenders at Acceptable Discounts specified by each such Accepting Lender that are equal to or greater than the Applicable Discount (“Qualifying Tender Term Loans”) at the Applicable Discount; provided that (x) if the aggregate proceeds that would be required to prepay all Qualifying Tender Term Loans (disregarding any interest payable under subsection 4.4(i)(iii) of the Credit Agreement) would exceed the Prepayment Amount for such Discounted Voluntary Prepayment, the Parent Borrower shall prepay such Qualifying Tender Term Loans at the Applicable Discount ratably based on the respective principal amounts of such Qualifying Tender Term Loans (subject to rounding requirements specified by the Administrative Agent) and (y) if the application of the Prepayment Amount for such Discounted Voluntary Prepayment to prepay all Qualifying Tender Term Loans at the Applicable Discount would cause the Maximum Prepayment Amount to be exceeded, the Parent Borrower shall prepay such Qualifying Tender Term Loans at the Applicable Discount in an aggregate principal amount equal to the maximum portion of the Prepayment Amount that may be so applied without the Maximum Prepayment Amount being exceeded, ratably based on the respective principal amounts of such Qualifying Tender Term Loans (subject to rounding requirements specified by the Administrative Agent).

[Other procedures mutually acceptable to the Parent Borrower and the Administrative Agent, each acting reasonably, as to timing of acceptances of Prepayment Offers, settlement and rounding and other administrative matters to be inserted]

The Parent Borrower shall have the right to revoke in full its offer for a Discounted Voluntary Prepayment and rescind its Prepayment Notice therefor at its discretion (I) at any time prior to the Parent Borrower’s delivery of a final notice of acceptance of the related Prepayment Offers, and (II) at any time after the delivery of a final notice of acceptance of the related Prepayment Offers and on or before the settlement date for the payment of such Prepayment Offers if the consummation of such Discounted Voluntary Prepayment on such settlement date would result in the Parent Borrower failing to comply with subsection 4.4(i)(i)(3) of the Credit Agreement (and if such offer is revoked pursuant to the preceding clauses (I) or (II), any failure by the Parent Borrower to make any prepayment to a Lender pursuant to subsection 4.4(i) of the Credit Agreement shall not constitute a Default or Event of Default under Section 9(a) of the Credit Agreement or otherwise)

Upon submission by a Lender of a Prepayment Offer, such Lender will be obligated to accept prepayment of the entirety or its pro rata portion (as applicable pursuant to the proviso to subsection 4.4(i)(ii) of the Credit Agreement) of the principal amount specified therein at a Discount equal to or less than the Acceptable Discount specified by such Lender (unless such Lender revokes its offer and rescinds its Prepayment Offer prior to the Expiration Date)

The settlement date for payment of accepted Prepayment Offers shall not be later than 30 days after the Parent Borrower’s delivery of a final notice of acceptance therefor. Following a Discounted Voluntary Prepayment of Loans, (i) interest in respect of the Loans may be made on a non-pro rata basis among the Lenders holding such Loans to reflect the payment of accrued interest to certain Lenders as provided in subsection 4.4(i)(iii) of the Credit Agreement and (ii) all subsequent prepayments and repayments of the Loans (other than a Discounted Voluntary Prepayment) shall be made on a pro rata basis among the Lenders based upon the then outstanding principal amounts of the Loans then held by the respective Lenders after giving effect to any Discounted Voluntary Prepayment as if made at par.

4.                                       The Administrative Agent will notify each Lender whose Loans (or a portion thereof) will be prepaid in the Discounted Voluntary Prepayment as soon as practicable after the Applicable Discount for the Discounted Voluntary Prepayment and any proration has been determined, indicating the Applicable Discount and the amount of Loans of such Lender that is being prepaid by the Parent Borrower in the Discounted Voluntary Prepayment.

All Loans prepaid by Parent Borrower shall be accompanied by payment of accrued and unpaid interest on the par principal amount so prepaid to, but not including, the date of prepayment.

The par principal amount of Loans prepaid shall be applied to reduce the remaining scheduled repayments of Loans in reverse order of maturity.

FORM OF PREPAYMENT OFFER

DEUTSCHE BANK AG, NEW YORK BRANCH
60 Wall Street
New York, NY 10005
Attention: [•]

Re: Discounted Voluntary Prepayment under The Hertz Corporation Credit Agreement

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of December 21, 2005 (as it may be amended, amended and restated, supplemented or otherwise modified (including as amended by that certain Amendment to Credit Agreement, dated as of June 30, 2006, that certain Second Amendment to Credit Agreement, dated as of February 9, 2007, that certain Third Amendment to Credit Agreement, dated as of May 23, 2007), and that certain Fourth Amendment and Waiver to Credit Agreement, dated as of [•], 2009, the “Credit Agreement”) among Parent Borrower, the Lenders from time to time party thereto, Deutsche Bank AG., New York Branch, as Administrative Agent and Collateral Agent,  Lehman Commercial Paper Inc., as syndication agent, and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner and Smith Incorporated, as documentation agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, as applicable.

The undersigned Lender of Loans hereby gives notice that it is willing to permit the Discounted Voluntary Prepayment on the terms set forth in the Credit Agreement of the following principal amount of Loans held by such Lender at the Acceptable Discount (and resulting prepayment price) specified below next to such principal amount:

Aggregate Principal Amount of Loans Offered for Prepayment(1)	Acceptable Discount (expressed as a percentage of principal (face) amount of Loans)	Prepayment Price per $ 1,000 principal (face) amount of Loans
$	%	$

This notice may be withdrawn only by written notice received by the Administrative Agent at any time up until [•] p.m., New York time, on [•] (or such later date

(1)                                  Amount shall be equal to $[•] or a whole multiple of $[•] in excess thereof (or such lesser amount as equals the principal amount of Loans of the Lender).

until which the Expiration Date has been extended by the Parent Borrower).    Unless this notice is so revoked by such date, the undersigned acknowledges it will be obligated to accept prepayment of the entirety or its pro rata portion (as applicable pursuant to the proviso to subsection 4.4(i)(ii) of the Credit Agreement) of the principal amount specified above at a Discount equal to or less than the Acceptable Discount specified above.

Very truly yours,

[Name of Lender]

By:
Title: